Exhibit 10.1

                            SHARE PURCHASE AGREEMENT

                                RONALD W. WINNEY
                                 LANCE D. PETERS
                                 DAMON W. WINNEY

                                 (the "Vendors")

                                     - and -

                              AVENUE RECONNECT INC.

                               (the "Corporation")

                                     - and -

                             TELEPLUS CONNECT CORP.

                                (the "Purchaser")

                                     - and -

                            TELEPLUS ENTERPRISES INC.

                            ("Teleplus Enterprises")

                                 April 20, 2005

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                                TABLE OF CONTENTS

ARTICLE 1 -  INTERPRETATION...................................................4

   1.01     Defined Terms.....................................................4
   1.02     Gender and Number.................................................7
   1.03     Headings, Etc.....................................................7
   1.04     Currency..........................................................7
   1.05     Severability......................................................7
   1.06     Entire Agreement..................................................7
   1.07     Amendments........................................................7
   1.08     Waiver............................................................7
   1.09     Governing Law.....................................................8
   1.10     Inclusion.........................................................8
   1.11     Accounting Terms..................................................8
   1.12     Incorporation of Schedules........................................8

ARTICLE 2 -  PURCHASED SHARES AND PURCHASE PRICE..............................8

   2.01     Purchase and Sale.................................................8
   2.02     Purchase Price....................................................9
   2.03     Payment of the Purchase Price and Teleplus Guarantee..............9
   2.04     Closing Adjustments...............................................9
   2.05     Pre-Closing Reorganization.......................................10
   2.06     The Closing......................................................10
   2.07     Payment of Taxes and Registration Charges on Transfer............10

ARTICLE 3 -  REPRESENTATIONS AND WARRANTIES OF VENDORS.......................11

   3.01     Due Incorporation, Existence and Corporate Power of
              the Corporation................................................11
   3.02     Extra-Provincial Qualification...................................11
   3.03     Authorized Capital of the Corporation............................11
   3.04     Options, etc.....................................................11
   3.05     Title to Purchased Shares........................................11
   3.06     Dividends and Distributions......................................12
   3.07     Corporate Records................................................12
   3.08     Validity of Agreement............................................12
   3.09     Restrictive Documents............................................12
   3.10     Residence........................................................13
   3.11     Conduct of Business in Ordinary Course...........................13
   3.12     Title to Assets..................................................13
   3.13     Condition of Assets..............................................13
   3.14     No Material Adverse Change.......................................13
   3.15     Compliance with Laws.............................................13
   3.16     Authorizations...................................................14
   3.17     No Options, Etc..................................................14
   3.18     Accounts Receivable..............................................14
   3.19     Real Property....................................................14
   3.20     Lease ...........................................................14
   3.21     Material Contracts...............................................14
   3.22     No Breach of Contracts...........................................15
   3.23     Intellectual Property Rights.....................................15
   3.24     Subsidiaries and Investments.....................................15
   3.25     Books and Records................................................16
   3.26     Financial Statements.............................................16
   3.27     Debt.............................................................16
   3.28     Capital Expenditures.............................................16
   3.29     Employees........................................................16

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                                      -2-


   3.30     Insurance........................................................16
   3.31     Litigation.......................................................17
   3.32     Taxes............................................................17
   3.33     Bank Accounts and Powers of Attorney.............................17

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF THE PURCHASER..................17

AND TELEPLUS ENTERPRISES.....................................................17

   (2)   Validity of Agreement...............................................18
   (2)   Validity of Agreement...............................................18

ARTICLE 5 - PRE-CLOSING COVENANTS OF THE PARTIES.............................19

   5.01     Conduct of Business Prior to Closing.............................19
   5.02     Due Diligence Investigations.....................................19
   5.03     Actions to Satisfy Closing Conditions............................20
   5.04     Transfer of the Purchased Shares.................................20
   5.05     Request for Consents.............................................20
   5.06     Audited Financial Statements.....................................20
   5.07     Filings and Authorizations.......................................20
   5.08     Notice of Untrue Representation or Warranty......................20

ARTICLE 6 -  CONDITIONS OF CLOSING...........................................21

   6.01     Conditions for the Benefit of the Purchaser......................21
   6.02     Conditions for the Benefit of the Vendors........................23
   6.03     Conditions Precedent.............................................24

ARTICLE 7 -  CLOSING.........................................................25

   7.01     Date, Time and Place of Closing..................................25
   7.02     Closing Procedures...............................................25
   7.03     Risk of Loss.....................................................25

ARTICLE 8 -  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNITIES.........25

   8.01     Survival of Representations and Warranties.......................25
   8.02     Indemnification in Favour of the Purchaser.......................26
   8.03     Indemnification in Favour of the Vendors.........................26
   8.04     Indemnification Proceedings......................................26
   8.05     Limitations......................................................27
   8.06     Right of Set-Off.................................................27
   8.07     Exclusion of Other Remedies......................................28

ARTICLE 9 -  POST-CLOSING COVENANTS..........................................28

   9.01     Access to Books and Records......................................28
   9.02     Further Assurances...............................................28
   9.03     Assistance By Vendors............................................28

ARTICLE 10 -  ARBITRATION....................................................29

   10.01    Best Endeavours to Settle Disputes...............................29
   10.02    Arbitration......................................................29

ARTICLE 11 -  MISCELLANEOUS..................................................30

   11.01    Notices..........................................................30
   11.02    Publicity........................................................31
   11.03    Time of the Essence..............................................31
   11.04    Brokers..........................................................31
   11.05    Third Party Beneficiaries........................................31
   11.06    Enurement........................................................31

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                                      -3-


   11.07    Counterparts.....................................................31
   11.08    Joint and Several Liability......................................32
   11.09    Knowledge........................................................32
   11.10    Assignment.......................................................32
   11.11    Non-Merger.......................................................32

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                                      -4-


MEMORANDUM OF AGREEMENT made as of the 20th day of April, 2005, among RONALD W. WINNEY, LANCE D. PETERS, DAMON W. WINNEY, (collectively the "Vendors"), AVENUE RECONNECT INC., a corporation incorporated under the laws of Ontario (the "Corporation"), TELEPLUS CONNECT CORP., a corporation incorporated under the laws of the Province of Ontario, (the "Purchaser") and TELEPLUS ENTERPRISES INC., a corporation incorporated under the laws of the State of Nevada ("Teleplus Enterprises") witnesses that:

WHEREAS the Corporation carries on the Business including the sale of prepaid local telecommunication services;

AND WHEREAS the Vendors own, and will own as of the Closing Date, all of the issued and outstanding shares in the capital of the Corporation;

AND WHEREAS the Purchaser is a subsidiary of Teleplus Enterprises;

AND WHEREAS the Vendors, in reliance upon the representations and warranties of the Purchaser and Teleplus Enterprises contained herein, have agreed to sell to the Purchaser and that the Purchaser, in reliance upon the representations and warranties of the Vendors and the Corporation contained herein, has agreed to purchase from the Vendors all of the issued and outstanding shares in the capital of the Corporation in accordance with the terms of this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by the parties), the parties agree as follows:

                                  ARTICLE 1 -
                                 INTERPRETATION

1.01 Defined Terms.

      As used in this Agreement, the following terms have the following meanings:

      "Accounts Receivable" means all accounts receivable, notes receivable and other debts due or accruing due to the Corporation in connection with the Business;

      "Adjustment Amount" has the meaning ascribed thereto in Section 2.04;

      "Agreement" means this share purchase agreement and all schedules and instruments in amendment or confirmation of it; "hereof", "hereto" and "hereunder" and similar expressions mean and refer to this Agreement and not to any particular Article, Section, Subsection or other subdivision; "Article", "Section", "Subsection" or other subdivision of this Agreement followed by a number means and refers to the specified Article, Section, Subsection or other subdivision of this Agreement;

      "Ancillary Agreements" means all agreements, certificates and other instruments delivered or given pursuant to this Agreement; and "Ancillary Agreement" means any one of such agreements, certificates or other instruments;

      "Audited Financial Statements" has the meaning ascribed thereto in Section 5.06;

      "Authorization" means, with respect to any Person, any authorization, order, permit, approval, grant, license, consent, right, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decree, or by-law, rule or regulation of any Governmental Entity, whether or not having the force of law, having jurisdiction over such Person;

      "Books and Records" means all technical, business and financial records, financial books and records of account, books, data, reports, files, lists, drawings, plans, logs, briefs, customer and supplier lists, deeds, certificates, contracts, surveys, title opinions or any other documentation and information in any form whatsoever (including written, printed, electronic or computer printout form) relating to Corporation and the Business;

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                                      -5-


      "Business" means the sale of prepaid telecommunication services (local line, toll, internet) presently and heretofore carried on by the Corporation;

      "Business Day" means any day of the year, other than a Saturday, Sunday or any day on which Canadian chartered banks are required or authorized to close in Toronto, Ontario;

      "Claim" means any claim of any nature whatsoever, including any demand, liability, obligation, debt, cause of action, suit, proceeding, judgment, award, assessment, and reassessment;

      "Closing" means the completion of the transaction of purchase and sale contemplated in this Agreement;

      "Closing Date" means May 31, 2005, subject to extension in accordance with the provisions of Section 5.06, or such other date as the parties may agree in writing;

      "Consents" means the consents of contracting parties to any Contract or Lease to the change in control of the Corporation contemplated in this Agreement, and "Consent" means any one of such Consents;

      "Contracts" means all contracts to which the Corporation is a party including all contracts, leases of personal property, licenses, undertakings, engagements or commitments of any nature, written or oral, to which the Corporation is entitled in connection with the Business, including those identified in Schedule 3.21;

      "Corporate Records" means the corporate records of a corporation, including (i) all articles, by-laws, any unanimous shareholders agreement and any amendments thereto; (ii) all minutes of meetings and resolutions of shareholders, directors and any committee thereof; (iii) the share certificate books, register of shareholders, register of transfers and register of directors; and (iv) all accounting records;

      "Encumbrances" means any liability, debt, lien, charge, mortgage, pledge, security interest, claim, defect of title, restriction, agreement of sale, adverse claim, easement, reassessment, encroachment, burden or other encumbrance of any kind or nature whatsoever or any items similar or related to the foregoing;

      "Excluded Assets" has the meaning ascribed thereto in Section 2.05;

      "Excluded Liabilities" has the meaning ascribed thereto in Section 2.05;

      "Final Balance Sheet" has the meaning ascribed thereto in Section 2.04;

      "Financial Statements" means the balance sheet of the Corporation for the fiscal year ended April 30, 2004 and the accompanying statements of shareholders' equity, income and changes in financial position for the Corporation for the year then ended and all notes thereto as reported upon by a firm of chartered accountants;

      "GAAP" means, at any time, accounting principles generally accepted in Canada at such time;

      "Governmental Entity" means (i) any multi-national, federal, provincial, state, municipal, local or other governmental or public department, court, commission, board, bureau, agency or instrumentality, domestic or foreign;
      (ii) any subdivision, agent, commission, board, or authority of any of the foregoing; or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

      "Intellectual Properties" means all right, title, interest and benefit of the Corporation in and to any registered or unregistered, trade or brand names, service marks, copyrights, copyright applications, designs, inventions, patents, patent applications, patent rights (including any patents issuing on such applications or rights), licences, sub-licences, franchises, formulas, processes, know-how, technology, computer rights and other intellectual or industrial property of the Corporation or pertaining to the Business, including the property listed in Schedule 3.23;

      "ITA" means the Income Tax Act (Canada) and aall references in this Agreement to the Income Tax Act (Canada) and to amounts to be withheld pursuant thereto shall be deemed to be made to the Income Tax Act (Canada), as now enacted or as it may from time to time be amended, re-enacted or replaced, and in the case of any such amendment, re-enactment or replacement, any references herein to the Income Tax Act (Canada) and to amounts to be withheld pursuant thereto shall be read as referring to such amended, re-enacted or replaced provisions;

      "Laws" means all statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, or any provisions of the foregoing, including general principles of common and civil law and equity, binding on or affecting the Person referred to in the context in which such word is used; and "Law" means any one of them;

      "Loss" means any loss whatsoever, including expenses, costs, damages, penalties, fines, charges, claims, demands, liabilities, interest and any and all legal fees and disbursements;

      "Parties" means the Corporation, the Vendors, the Purchaser and, Teleplus Enterprises, and any other person who may become a party to this Agreement; and "Party" means any one of them;

      "Permitted Encumbrances" means: (i) Encumbrances for taxes, assessments or governmental charges or levies on property not yet due and delinquent;
      (ii) easements, encroachments and other minor imperfections of title which do not, individually or in the aggregate detract from the value of, or impair the use or marketability of any real property; and (iii) Encumbrances against assets of the Corporation the value of which assets do not in the aggregate exceed $10,000, including those Encumbrances disclosed in Schedule 3.12;

      "Person" means an individual, partnership, corporation, trust, unincorporated association, joint venture or other entity or Governmental Entity, and pronouns have a similarly extended meaning;

      "Pre-Closing Reorganization" has the meaning ascribed thereto in Section 2.05;

      "Promissory Note" has the meaning ascribed thereto in Section 2.03(b);

      "Purchase Price" has the meaning ascribed thereto in Section 2.02;

      "Purchased Shares" has the meaning ascribed thereto in Section 2.01;

      "Security Agreement" has the meaning ascribed thereto in Section 2.03(b);

      "Security Right" means, with respect to any security, any option, warrant, subscription right, pre-emptive right, other right, proxy, put, call, demand, plan, commitment, agreement, understanding or arrangement of any kind relating to such security, whether issued or unissued, or any other security convertible into or exchangeable for any such security. "Security Right" includes any right relating to issuance, sale, assignment, transfer, purchase, redemption, conversion, exchange, registration or voting and includes rights conferred by statute by the issuer's constituting documents or by agreement;

      "subsidiary" means any corporation, partnership, joint venture or other entity in which the Corporation owns directly or indirectly, more than 20% of the outstanding voting securities or equity interests;

      "Teleplus Guarantee" has the meaning ascribed thereto in Section 2.03;

      "Time of Closing" means 2:00 p.m. (Toronto time) on the Closing Date or such other time as the Closing may occur; and

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                                      -7-


      "Working Capital" means the current assets of the Corporation minus the current liabilities of the Corporation, in the ordinary course of business, provided, that, "Working Capital" in this Agreement shall not include any amounts due to or due from affiliates of the Corporation or loans to and from shareholders of the Corporation. Working Capital will be calculated according to GAAP applied on a basis consistent with those of previous fiscal years.

1.02  Gender and Number.

      Any reference in this Agreement to gender shall include all genders, and words importing the singular number only shall include the plural and vice versa.

1.03  Headings, Etc.

      The division of this Agreement into Articles, Sections, Subsections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in the construction or interpretation of this Agreement.

1.04  Currency.

      All references in this Agreement or any Ancillary Agreement to dollars, unless otherwise specifically indicated, are expressed in Canadian currency.

1.05  Severability.

      Any Article, Section, Subsection or other subdivision of this Agreement or any Ancillary Agreement or any other provision of this Agreement or any Ancillary Agreement which is, or becomes, illegal, invalid or unenforceable shall be severed from this Agreement and any Ancillary Agreement and be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect or impair the remaining provisions hereof or thereof.

1.06  Entire Agreement.

      This Agreement together with the Ancillary Agreements constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no representations, warranties, conditions or other agreements, express or implied, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth herein and therein. If there is any conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, the provisions of this Agreement shall govern.

1.07  Amendments.

      This Agreement and any Ancillary Agreement may only be amended, modified or supplemented by a written agreement signed by all of the parties to such agreement.

1.08  Waiver.

      No waiver of any of the provisions of this Agreement or any Ancillary Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar), nor shall such waiver constitute a waiver or continuing waiver unless otherwise expressly provided in writing duly executed by the party to be bound thereby.

1.09  Governing Law.

      This Agreement and all Ancillary Agreements shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein which apply to contracts made and to be performed entirely in Ontario.

1.10  Inclusion.

      Where the word "including" or "includes" is used in this Agreement, it shall mean "including (or includes) without limitation".

1.11  Accounting Terms.

      All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP.

1.12  Incorporation of Schedules.

      The following are the schedules that will be (a) delivered to the Purchaser by the Vendors on the date that is 30 calendar days after the date hereof, and (b) attached to and incorporated in this Agreement:

Schedule 2.03(b)      -       Promissory Note and Security Agreement
Schedule 2.05(1)(a)   -       Excluded Assets
Schedule 2.05(1)(b)   -       Excluded Liabilities
Schedule 3.12         -       Permitted Encumbrances
Schedule 3.16         -       Authorizations
Schedule 3.18         -       Accounts Receivable
Schedule 3.21         -       Material Contracts
Schedule 3.22         -       Breach of Contracts
Schedule 3.23         -       Intellectual Properties
Schedule 3.26         -       Financial Statements
Schedule 3.28         -       Capital Expenditures
Schedule 3.29         -       Payments made since date of Financial Statements
Schedule 3.30         -       Insurance
Schedule 3.33         -       Bank Accounts and Powers of Attorney
Schedule 9.03(a)      -       Consulting Agreement with 1530266 Ontario Limited

                                   ARTICLE 2 -
                       PURCHASED SHARES AND PURCHASE PRICE

2.01  Purchase and Sale.

      Subject to the terms and conditions hereof, the Vendors agree to sell, assign and transfer to the Purchaser and the Purchaser agrees to purchase from the Vendors at the Time of Closing on the Closing Date, the shares owned by the Vendors representing all (but not less than all) of the issued and outstanding shares (the "Purchased Shares") in the capital of the Corporation.

2.02  Purchase Price.

      The aggregate purchase price (the "Purchase Price") payable by the Purchaser to the Vendors for the Purchased Shares shall, subject to adjustment in accordance with Section 2.04, be $700,000 in lawful money of Canada.

2.03  Payment of the Purchase Price and Teleplus Guarantee.

      The Purchase Price shall be paid and satisfied as follows:

      (b)   $400,000 paid in cash to the Vendors at the Time of Closing; and

      (c) subject to adjustment in accordance with s. 2.04, the issuance of a promissory note in the amount of $300,000, in the form attached hereto as Schedule 2.03(b) (the "Promissory Note") to be paid to the Vendors in eight (8) monthly installments of $20,000 commencing on the first month following the Closing Date with the remaining balance to be paid on the date which is nine (9) months following the Closing Date. The Promissory Note shall be secured by an assignment of that portion of the Contracts which value in aggregate equals the remaining amount outstanding under the Promissory Note at any given time, all in accordance with the security agreement attached hereto as Schedule 2.03(b) (the "Security Agreement").

Teleplus Enterprises hereby agrees to guarantee payment of the balance of the Purchase Price payable to the Vendors in accordance with the provisions hereof and shall deliver a guarantee to the Vendors in respect of such amount on the Closing Date in form and substance satisfying to the Vendors, acting reasonably (the "Teleplus Guarantee").

2.04  Closing Adjustments.

      (1) The Purchase Price will be adjusted for any amount of Working Capital less than $0.00.

      (2) Following the Closing, the Purchaser will cause to be prepared and will deliver to the Vendors within 60 days following the Closing Date a draft balance sheet for the Corporation as at the Closing Date. Such balance sheet shall be prepared in accordance with GAAP and shall take into account any liabilities (including tax liabilities) arising as a result of the Pre-Closing Reorganization, and tax liabilities for the period ending at the Closing Date. The Vendors will have 15 days after receipt of the draft balance sheet in which to review the draft balance sheet and advise the Purchaser in writing as to any disagreement regarding it, provided that there shall be deemed to be no disagreement over the draft balance sheet unless the aggregate amount in dispute exceeds $10,000. The Purchaser will provide access, upon every reasonable request, to the Vendors and their accountants and advisors to all work papers of the Corporation and its accountants to verify the accuracy, presentation and other matters relating to the preparation of the draft balance sheet and the Vendors and the Purchaser shall otherwise fully cooperate with each other in the preparation of the draft balance sheet. The Vendors and the Purchaser shall each bear their own costs and expenses in preparing and reviewing the draft balance sheet. Any disagreement with respect to the draft balance sheet which cannot be settled by the Parties shall be referred to Mintz and Partners for final resolution. The costs of such firm will be shared equally by the Purchaser and the Vendors. Immediately following the 15 day period referred to above, or the resolution of any dispute in accordance with the foregoing, the Purchaser shall cause to be prepared and delivered to the Vendors a final balance sheet for the Corporation as at the Effective Time (the "Final Balance Sheet"). Such Final Balance Sheet shall be binding upon the Parties and not subject to appeal.

      (3) Within two Business Days after receipt by the Vendors of the Final Balance Sheet, the Vendors shall pay the Purchaser by certified cheque or bank draft any Adjustment Amount. Such payment, if any, shall be a decrease in the Purchase Price. For the purposes hereof, "Adjustment Amount" means the amount, if any, that Working Capital is less than $0.00.

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                                      -10-


      (4) If the Purchaser and the Vendors mutually agree on an amount that shall constitute the Adjustment Amount on or prior to the Closing Date, the portion of the Purchase Price payable pursuant to Section 2.03(a) shall be reduced by an amount that is equal to such agreed upon Adjustment Amount. Any such agreement between the Purchaser and the Vendors shall not affect the Purchaser's right to rely on the provisions in Sections 2.04(1), (2) and (3) and the Purchaser shall be entitled to any further payments from the Vendors equal to the difference between the actual calculation of any Adjustment Amount under
Section 2.04(3) and the agreed upon Adjustment Amount in accordance with this
Section 2.04(4).

2.05  Pre-Closing Reorganization

      (1) Prior to completion of the transactions contemplated by this Agreement, the Vendors will cause the Corporation to take certain actions in order to transfer certain assets and liabilities out of the Corporation (the "Pre-Closing Reorganization"). Pursuant to the Pre-Closing Reorganization, the Vendors will cause (a) those assets listed in Schedule 2.05(1)(a) hereto, (such assets being referred to herein as the "Excluded Assets"), and (b) those liabilities listed in Schedule 2.05(1)(b), being all those liabilities and obligations of the Corporation related to or incurred in connection with the Excluded Assets (such liabilities being referred to herein as the "Excluded Liabilities"), to be transferred by the Corporation to a third party and the Vendors will be responsible for the payment of any retained Excluded Liabilities and will jointly and severally indemnify and save harmless the Purchaser and the Corporation from any liability, obligation or loss arising out of or in respect thereof.

      (2) The Vendors agree that they will jointly and severely indemnify and save the Purchaser and the Corporation harmless with respect to any liability which the Corporation may incur as a result of or in connection with the Pre-Closing Reorganization. For greater certainty, it is intended by the Parties that in the event that the Pre-Closing Reorganization results in a gain to the Corporation for purposes of the ITA, this gain will be offset by any available loss carry forwards of the Corporation. The Purchaser acknowledges that the Vendors will not be expected to indemnify the Purchaser for any resulting reduction in the amount of the Corporation's loss carry forwards.

      (3) Any income tax liability of the Corporation: (a) which relates to matters other than the carrying on of the Business, including, for greater certainty but without limiting the generality of the foregoing, any income tax liability arising as a result of the Pre-Closing Reorganization, or (b) which relates to the carrying on of the Business for the portion of the then current fiscal year which ends at the Closing Date, shall be for the account of the Vendors and such liabilities shall be reflected on the Final Balance Sheet referred to in Section 2.04. To the extent that such liabilities are not reflected on the Final Balance Sheet, the Vendors will jointly and severally indemnify and save harmless the Purchaser and the Corporation from any liability, obligation or loss arising with respect to such liability. The income tax returns of the Corporation for the period ended on the Closing Date will be prepared by the Vendors within 120 days of the Closing Date and provided to the Purchaser. The Purchaser will provide the Vendors with such access to the Books and Records as are required for this purpose. The Purchaser will also provide the Vendors with reasonable access to the books and records of the Corporation for the purpose of dealing with any assessments or reassessments or other taxation matters relating to the Corporation for which the Vendors is responsible hereunder. The Vendors agrees that, prior to the Closing Date, they will provide the Purchaser with a calculation of the income tax payable by the Corporation as a result of the Pre-Closing Reorganization. The Purchaser will have a right to review and approve such calculations.

2.06  The Closing

      The Closing shall take place at the Time of Closing at the offices of Wildeboer Dellelce LLP, Suite 810, 1 First Canadian Place, Toronto, Ontario, or at such other time, date or place as the parties agree. Notwithstanding any other provision of this Agreement, the within transactions shall be effective as of the Closing Date.

2.07  Payment of Taxes and Registration Charges on Transfer.

      Except as otherwise provided herein, the Vendors shall be liable for and shall pay all taxes, duties, registration charges or other like charges properly payable by vendors in connection with the conveyance and transfer by it of the Purchased Shares to the Purchaser hereunder.

                                   ARTICLE 3 -
                    REPRESENTATIONS AND WARRANTIES OF VENDORS

Representations and Warranties of Vendors. The Vendors jointly and severally represent and warrant as follows to the Purchaser and acknowledge and confirms that the Purchaser is relying upon such representations and warranties in connection with the purchase by the Purchaser of the Purchased Shares:

3.01  Due Incorporation, Existence and Corporate Power of the Corporation.

      The Corporation is a corporation duly incorporated, validly existing and in good standing under the laws of the Province of Ontario. The Corporation has all necessary corporate power and authority to own or lease its properties, to carry on its business as now being conducted by it, to enter into this Agreement and the other agreements to which it is or is to become a party pursuant to the terms hereof and to perform its obligations hereunder and thereunder.

3.02  Extra-Provincial Qualification.

      The Corporation is duly qualified, licensed or registered to carry on its business as now being conducted in all jurisdictions in which the nature of the business conducted by it or the property owned or leased by it makes such qualification, licensing or registration necessary.

3.03  Authorized Capital of the Corporation.

      The authorized capital of the Corporation consists of an unlimited number of Common shares and an unlimited number of Class A" Special shares , of which,at the date hereof and at the Time of Closing, 100 Common shares are and will be duly issued and outstanding as fully paid and non-assessable. The Purchased Shares shall at Closing constitute all of the issued and outstanding shares of the capital of the Corporation. All of the Purchased Shares shall at Closing be owned legally by the Vendors.

3.04  Options, etc.

      At Closing, there will be no Security Rights relating to any of the unissued shares of the Corporation. Except for the Purchaser's right hereunder, no Person has any option, warrant, right, call, commitment, conversion right, right of exchange or other agreement or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an option, warrant, right, call, commitment, conversion right, right of exchange or other agreement (i) for the purchase from the Vendors of any of the Purchased Shares; or (iii) for the purchase, subscription, allotment or issuance of any of the unissued shares in the capital of the Corporation or of any securities of the Corporation.

3.05  Title to Purchased Shares.

      The Purchased Shares are, or as of the Closing Date will be, owned by the Vendors as the registered owners thereof with a good title thereto, free and clear of all Encumbrances. The Vendors have the right, power and authority to enter into this Agreement and to sell such Purchased Shares as contemplated herein. All rights and powers to vote the Purchased Shares are held exclusively by the Vendors. Such Purchased Shares are validly issued, fully paid and non-assessable, were not issued in violation of the terms of any agreement or other understanding, and were issued in compliance with all applicable laws and regulations. The delivery of the Purchased Shares to the Purchaser pursuant to the provisions hereof will transfer to the Purchaser valid title thereto, free and clear of all Encumbrances.

3.06  Dividends and Distributions.

      Except for distributions made by the Corporation prior to the Closing Date pursuant to the Pre-Closing Reorganization that shall not cause the Working Capital to equal an amount less than $0.00 as at the Closing Date, since the date of the Financial Statements, the Corporation has not, directly or indirectly, declared or paid any dividends or declared or made any other distribution on any of its shares of any class. Since the the date of the Financial Statements, the Corporation has not, directly or indirectly, redeemed, purchased or otherwise acquired any of its shares of any class or agreed to do so.

3.07  Corporate Records.

      The Corporate Records of the Corporation are materially complete and accurate and all corporate proceedings and actions reflected therein have been conducted or taken in compliance with all applicable Laws and with the articles and by-laws of the Corporation, and without limiting the generality of the foregoing, (i) the minute books contain materially complete and accurate minutes of all meetings of the directors and shareholders of the Corporation held since the incorporation thereof, and all such meetings were duly called and held; (ii) the minute books contain all written resolutions passed by the directors and shareholders of the Corporation and all such resolutions were duly passed; (iii) the share certificate books, register of shareholders and register of transfers of the Corporation are materially complete and accurate, and all such transfers have been duly completed and approved; and (iv) the registers of directors and officers are materially complete and accurate and all former and present directors and officers of the Corporation were duly elected or appointed as the case may be.

3.08  Validity of Agreement.

      (1) Each of the Corporation and the Vendors, as applicable, have all necessary corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party.

      (2) The execution, delivery and performance by the Vendors and the Corporation, as the case may be, of this Agreement and the Ancillary Agreements to which they are a party and the consummation of the transactions contemplated thereby:

      (a) have been duly authorized by all necessary corporate action on the part of the Corporation and, if applicable, the Vendors; and

      (b) do not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a violation or a breach of, or a default under or give rise to a right of termination, amendment or cancellation or the acceleration of any obligation under (i) any charter, by-law or trust deed instruments of the Corporation and the Vendors as applicable; (ii) any contracts or instruments to which either of the Vendors or the Corporation is a party or by which any of the Vendors or the Corporation is bound other than those contracts previously disclosed to the Purchaser in writing; or (iii) of any Laws applicable to them.

      (3) This Agreement and any Ancillary Agreement to which the Vendors or the Corporation is a party constitute legal, valid and binding obligations of the Vendors and the Corporation, as the case may be, enforceable against them in accordance with their respective terms.

3.09  Restrictive Documents.

      None of the Corporation or the Vendors is subject to, or a party to, any charter, by-law or trust deed restriction, any Law, any Claim, any contract or instrument, any Encumbrance or any other restriction of any kind or character which would prevent the consummation of the transactions contemplated by this Agreement or compliance by the Corporation or the Vendors with the terms, conditions and provisions hereof or the continued operation of the Business after the date hereof or the Closing Date on substantially the same basis as heretofore operated or which would restrict the ability of the Purchaser to acquire any of the Purchased Shares, in each case except for the necessity of obtaining the Consents.

3.10  Residence.

      None of the Vendors is a non-resident of Canada within the meaning of the Income Tax Act (Canada).

3.11  Conduct of Business in Ordinary Course.

      Since the date of the Financial Statements, the Business has been carried on in the ordinary course. With the assets owned, licensed or leased by the Corporation, the Corporation will be able to conduct its business following Closing substantially in the manner presently carried on by it and such assets include all proprietary rights, trade secrets and other property and assets, real and personal, applicable to or used in connection with the Business.

3.12  Title to Assets.

      The Corporation has good title to and has legal and beneficial ownership of all of the assets and property (other than the Leased Property) used in connection with the Business free and clear of all Encumbrances, except for Permitted Encumbrances as disclosed in Schedule 3.12 hereto.

3.13  Condition of Assets.

      All assets of the Corporation, including, without limitation, buildings, fixtures, improvements, machinery, equipment, tools, furniture, improvements and tangible personal property, whether owned or leased, used in connection with the Business are in good operating condition and are in a state of good repair and maintenance having regard to the age and use thereof, reasonable wear and tear excepted, and are suitable for the purposes for which they are used in the Business. All of the assets of the Corporation are reflected on the Financial Statements or, under applicable GAAP, are not required to be reflected thereon and include substantially all assets that are necessary for use in and operation of the Business.

3.14  No Material Adverse Change.

      Since the date of the Financial Statements there has been no change in the affairs, assets, liabilities, business, prospects, operations or conditions of the Corporation or the Business (as the case may be), financial or otherwise, whether arising as a result of any legislative or regulatory change, revocation of any licence or right to do business, fire, explosion, accident, casualty, labour trouble, flood, drought, riot, storm, condemnation, act of God, public force or otherwise, which has materially adversely affected or which will materially adversely affect the Corporation or the Business except for general economic conditions affecting Canada or the industry in which the Corporation and the Business operates.

3.15  Compliance with Laws.

      The Corporation is conducting the Business in compliance with all applicable Laws of each jurisdiction in which the Business is carried on, except for acts of non-compliance which in the aggregate are not material.

3.16  Authorizations.

      The Corporation owns, holds, possesses or lawfully uses in the operation of the Business, all Authorizations which are in any manner necessary to conduct the Business as presently or previously conducted or for the ownership and use of its assets and property, free and clear of all Encumbrances except for Permitted Encumbrances and in compliance with all Laws applicable thereto. True, correct and complete copies of all such Authorizations are attached as Schedule
3.16 and the Corporation is not in default, nor has it received any notice of any Claim in default, with respect to any such Authorizations. All such Authorizations are renewable by their terms or in the ordinary course of business without the need for the Corporation to comply with any special qualification or procedures or to pay any amounts other than routine filing fees. None of such Authorizations will be adversely affected by the consummation of the transactions contemplated hereby. None of the Vendors nor any affiliates of the Vendors own or have any proprietary, financial or other interests (direct or indirect) in any Authorization which the Corporation owns, possesses or uses in the operation of the Business as now or previously conducted.

3.17  No Options, Etc.

      No Person has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming such for the purchase from the Corporation of any of its assets or property.

3.18  Accounts Receivable.

      There will be no accounts receivable for the company on Closing.

3.19  Real Property.

      The Corporation has not previously owned, nor is it currently the owner of, or under any agreement or option to own, any real property or any interest therein, other than the Lease.

3.20  Lease.

      The Corporation is not a party to, or under any agreement or option to become a party to, any lease with respect to real property used or to be used in the Business.

3.21  Material Contracts.

      The Contracts listed in Schedule 3.21 constitute all the material Contracts of the Corporation having an aggregate value, whether payable in one payment or in successive payments, in excess of $10,000. Except as set forth in the Schedules hereto, the Corporation is not a party to or bound by:

      (a) any employment agreement, bonus, deferred compensation, pension, profit sharing, stock option, phantom stock plan, employee stock purchase, health, insurance, retirement or other employee benefit plan, any collective agreements or any agreement (oral or written) providing for compensation to be paid to any employee consequent upon the sale of any substantial portion of outstanding shares in the capital the of the Corporation;

      (b)   any agreement or commitment relating to the borrowing of money;

      (c)   any agreement or commitment relating to capital expenditures;

      (d) any loan or advance to, or investment in, any other Person or any agreement or commitment relating to the making of any such loan, advance or investment;

      (e) any bonds, debentures, mortgages, notes or other similar indebtedness or liabilities whatsoever or any agreement to create or issue any bonds, debentures, mortgages, notes or other similar indebtedness;

      (f) any performance bond, indemnity, guarantee or other contingent liability in respect of any indebtedness or obligation of any Person;

      (g) any management, consulting or any other similar agreement or commitment;

      (h) any agreement or commitment limiting the freedom of the Corporation or any successor owner of the Corporation, the Business or the property and assets of the Corporation to engage in any line of business or to compete with any other Person;

      (i) any licensing or other agreement or commitment relating to intellectual property used by the Corporation in the conduct of the Business;

      (j) any agreement or commitment entered into in the ordinary course of the Business involving an amount of more than $10,000 which is not cancellable without penalty within thirty (30) days;

      (k) any agreement or commitment not entered into in the ordinary course of the Business; and

      (l) any agreement or arrangement with any Person with whom either of the Corporation or the Vendors (or their directors, officers and employees) does not deal at arm's length within the meaning of the Income Tax Act (Canada).

3.22  No Breach of Contracts.

      Each of the Contracts is in full force and effect, unamended, and there exists no default, warranty claim or other obligation or liability or event, occurrence, condition or act (including the purchase of the Purchased Shares hereunder) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default, or give rise to a warranty claim or other obligation or liability thereunder. Except as disclosed in Schedule 3.22, the Corporation has not violated or breached, in any material respect, any of the terms or conditions of any Contract and all the covenants to be performed by any other party thereto have been fully and properly performed. True, correct and complete copies of all Contracts in writing having an aggregate value, whether payable in one payment or in successive payments, in excess of $10,000 have been delivered or made available to the Purchaser.

3.23  Intellectual Property Rights.

      The Corporation does not own any intellectual property, other than the Intellectual Properties. Intellectual Properties used in whole or in part in, or required for the carrying on of, the Business are set out in Schedule 3.23 and are owned by, validly licensed, or properly registered to the Corporation as indicated in Schedule 3.23. Except as otherwise expressly stated in Schedule 3.23, the Corporation: (i) has the exclusive right to use such Intellectual Properties; (ii) is the owner of record of such Intellectual Properties; and
(iii) has not conveyed, assigned or encumbered any of the Intellectual Properties. All registrations and filings necessary to preserve the rights of the Corporation in the Intellectual Properties have been made and are in good standing. To the best of the knowledge of the Vendors, the conduct of the Business does not infringe upon the intellectual property rights of any other Person.

3.24  Subsidiaries and Investments.

      The Corporation has no subsidiaries or agreements of any nature to acquire any subsidiary or to acquire or lease any other business operations.

3.25  Books and Records.

      All Books and Records of the Corporation have been fully, properly and accurately kept and, where required, completed in accordance with GAAP and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. The records, systems, controls, data or information of the Corporation are not recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Corporation.

3.26  Financial Statements.

      The Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with those of previous fiscal years and present fairly:

      (a) the assets, liabilities (whether accrued, absolute, contingent or otherwise), and the financial condition of the Corporation (as the case may be) as at the respective dates of the relevant statements;

      (b) the financial position of the Corporation (as the case may be) as at the respective dates of the relevant statements; and

      (c) the sales and earnings of the Corporation during the periods covered thereby.

True, correct and complete copies of the Financial Statements are attached hereto as Schedule 3.26.

3.27  Debt.

      At the Time of Closing, the Corporation does not and shall not have any long-term debt except for debt incurred in connection with leases and loans associated with operating assets as disclosed on the Schedules hereto.

3.28  Capital Expenditures.

      Except as otherwise expressly stated in Schedule 3.28, no capital expenditures exceeding in the aggregate $10,000 have been made or authorized by the Corporation except in the ordinary course of business since the date of the Financial Statements.

3.29  Employees.

      The Corporation does not have any employees and is not subject to any employment agreement.

      No payments have been made or authorized since the date of the Financial Statements by the Corporation to its officers, directors, former directors, shareholders or employees or to any Person not dealing at arm's length (as such term is construed under the Income Tax Act (Canada)) with any of the foregoing, except in the ordinary course of the Business and at the regular rates payable to them as salary, pension, bonuses, rents or other remuneration of any nature, and except as otherwise disclosed in Schedule 3.29.

3.30  Insurance.

      Schedule 3.30 contains a complete list of insurance policies which the Corporation maintains with respect to its business, properties and employees, together with a brief description of each such policy including the type of policy, name of insurer, coverage allowance, expiration dates, annual premiums and any pending claims thereunder. These insurance policies are appropriate to the Business and the Corporation's assets in such amounts and against such risks as are customarily carried and insured against by prudent owners of comparable businesses and assets. The Corporation is not in default with respect to any of the provisions contained in any such insurance policy and has not failed to give any notice with respect to or present any material claim under any such insurance policy in due and timely fashion. True, complete and accurate copies of such insurance policies and the most recent inspection reports received from insurance underwriters have been delivered to the Purchaser. There has not been any material adverse change in the relationship of the Corporation with its insurers, the availability of coverage, or in the premiums payable pursuant to such policies. There have been no material claims that relate to the Corporation made under any policies of insurance maintained by or for the benefit of the Corporation over the past five (5) calendar years prior to the date hereof.

3.31  Litigation.

      There is no action, suit or proceeding, at law or in equity, by any Person, nor any arbitration, administrative or other proceeding by or before (or to the best knowledge of the Vendors or the Corporation any investigation by) any Governmental Entity pending, or, to the best of the knowledge of the Vendors or the Corporation, threatened against or affecting the Corporation or any of its properties, rights or assets and none of the Vendors or the Corporation knows of any valid basis for any such action, suit, proceeding, arbitration or investigation. The Corporation is not subject to any judgment, order or decree entered in any lawsuit or proceeding.

3.32  Taxes.

      The Corporation has filed or caused to be filed, within the times and within the manner prescribed by Law, all federal, provincial, local and foreign tax returns and tax reports which are required to be filed by or with respect to the Corporation. The information contained in such returns and reports is materially correct and complete and such returns and reports reflect accurately all liability for taxes of the Corporation for the periods covered thereby. All federal, provincial, local and foreign income, profits, franchise, sales, use, occupancy, excise and other taxes and assessments (including interest and penalties) that are or may become payable by or due from the Corporation have been fully paid or fully disclosed and fully provided for in the Books and Records and the Financial Statements. No examination of any tax return of the Corporation is currently in progress, there are no outstanding agreements or waivers extending the statutory period providing for an extension of time with respect to the assessment or re-assessment of tax or the filing of any tax return by, or any payment of any tax by the Corporation, and to the knowledge of the Corporation there are no Claims now threatened or pending against the Corporation in respect of taxes or any matters under discussion with any Governmental Entity relating to taxes. The Corporation has withheld from each payment made by it the amount of all taxes and other deductions required to be withheld therefrom and has paid the same to the proper taxing or other authority within the time prescribed under any applicable law.

3.33  Bank Accounts and Powers of Attorney.

      Schedule 3.33 is a correct and complete list showing (i) the name of each bank with which the Corporation has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto; and (ii) the names of any persons holding powers of attorney from the Corporation and a summary statement of the terms thereof.

                                   ARTICLE 4 -
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
                            AND TELEPLUS ENTERPRISES

4.01 Representations and Warranties of the Purchaser. The Purchaser represents and warrants as follows to the Vendors and acknowledges and confirms that the Vendors are relying on such representations and warranties in connection with the sale by the Vendors of the Purchased Shares:

      (1) Due Incorporation and Existence. The Purchaser is a corporation incorporated, validly existing and in good standing under the laws of the Province of Ontario. The Purchaser has all necessary corporate power and authority to own or lease its properties and to carry on its business as now being conducted by it.

      (2) Validity of Agreement.

      (a) The Purchaser has all necessary corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party.

      (b) The execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements to which they are a party or to which either is a party and the consummation of the transactions contemplated thereby:

            (i) have been duly authorized by all necessary corporate action on the part of the Purchaser; and

            (ii) do not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a violation or a breach of, or a default under or give rise to a right of termination, amendment or cancellation or the acceleration of any obligation under (i) any charter, by-law or trust deed instruments of the Purchaser as applicable; (ii) any contracts or instruments to which the Purchaser is a party or by which the Purchaser is bound; or (iii) of any Laws applicable to them.

      (c) This Agreement and any Ancillary Agreement to which the Purchaser is a party constitute legal, valid and binding obligations of the Purchaser, enforceable against it in accordance with their respective terms.

      (3) Restrictive Documents. The Purchaser is not subject to, or a party to, any charter, by-law or trust deed restriction, any Law, any Claim, any contract or instrument, any Encumbrance or any other restriction of any kind or character which would prevent the consummation of the transactions contemplated by this Agreement or compliance by the Purchaser with the terms, conditions and provisions hereof.

4.02 Representations and Warranties of Teleplus Enterprises. Teleplus Enterprises represents and warrants as follows to the Vendors and acknowledges and confirms that the Vendors is relying on such representations and warranties in connection with the sale by the Vendors of the Purchased Shares:

      (1) Due Incorporation and Existence. Teleplus Enterprises is a corporation incorporated, validly existing and in good standing under the laws of the State of Nevada. Teleplus Enterprises has all necessary corporate power and authority to own or lease its properties and to carry on its business as now being conducted by it.

      (2) Validity of Agreement.

      (a) Teleplus Enterprises has all necessary corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party.

      (b) The execution, delivery and performance by Teleplus Enterprises of this Agreement and the Ancillary Agreements to which they are a party or to which either is a party and the consummation of the transactions contemplated thereby:

            (i) have been duly authorized by all necessary corporate action on the part of Teleplus Enterprises; and

            (ii) do not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a violation or a breach of, or a default under or give rise to a right of termination, amendment or cancellation or the acceleration of any obligation under (i) any charter, by-law or trust deed instruments of Teleplus Enterprises as applicable; (ii) any contracts or instruments to which Teleplus Enterprises is a party or by which Teleplus Enterprises is bound; or (iii) of any Laws applicable to them.

      (c) This Agreement and any Ancillary Agreement to which Teleplus Enterprises is a party constitute legal, valid and binding obligations of Teleplus Enterprises, enforceable against it in accordance with their respective terms.

      (3) Restrictive Documents. Teleplus Enterprises is not subject to, or a party to, any charter, by-law or trust deed restriction, any Law, any Claim, any contract or instrument, any Encumbrance or any other restriction of any kind or character which would prevent the consummation of the transactions contemplated by this Agreement or compliance by Teleplus Enterprises with the terms, conditions and provisions hereof.

                                   ARTICLE 5 -
                      PRE-CLOSING COVENANTS OF THE PARTIES

5.01  Conduct of Business Prior to Closing.

      During the period from the date hereof until the Closing Date, the Vendors and the Corporation will conduct the Business in the ordinary course thereof, subject to completion of the Pre-Closing Reorganization, unless the Corporation has obtained the prior written consent of the Purchaser to do otherwise. Without limiting the generality of the foregoing, and subject to completion of the Pre-Closing Reorganization:

      (1) the Corporation will continue to maintain and service the assets used in the conduct of the Business in the same manner as has been its consistent past practice;

      (2) each of the Vendors and the Corporation shall use their reasonable commercial efforts to keep available the service of the present employees and agents of the Business and to maintain the relations and goodwill with the suppliers, customers, distributors and any others having business relations with the Business; and

      (3) the Vendors shall use their reasonable commercial efforts to conduct the Business in such a manner that on the Closing Date the representation and warranties of the Vendors contained herein shall be true, correct and complete as if such representations and warranties were made on and as of such date.

5.02  Due Diligence Investigations.

      (1) The Vendors and the Corporation (i) shall permit the Purchaser and its employees, agents, counsel, accountants or other representatives, between the date hereof and the Time of Closing, without undue interference to the ordinary conduct of the Business, to have reasonable access during normal business hours and upon reasonable notice (a) to the premises of the Corporation, including the Leased Property, (b) to the Corporation, all of its assets and property, the Business and any other information, including accounting records, corporate records and tax records and returns whether retained by the Vendors, the Corporation or otherwise, and (c) to the senior personnel of the Corporation and the Business; and (ii) shall furnish to the Purchaser or its employees, agents counsel, accountants, or other representatives such financial and operating data and other information with respect to the assets and property of the Corporation and the Business as the Purchaser shall from time to time reasonably request.

      (2) No investigations made by or on behalf of a party hereto, whether under Section 5.02 or any other provision of this Agreement or any Ancillary Agreement, shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty made in this Agreement or any Ancillary Agreement.

      (3) Until the Time of Closing and in the event of termination of this Agreement without Closing, the Purchaser will keep confidential any information obtained from the Vendors, the Corporation or their respective agents and representatives, unless such information (i) is or becomes generally available to the public other than as a result of a disclosure in violation of this Agreement; (ii) becomes available to the Purchaser on a non-confidential basis from a source other than the Vendors, the Corporation or their representatives; or (iii) was known to the Purchaser on a non-confidential basis before its disclosure to the Purchaser by the Vendors, the Corporation or their representatives. If this Agreement is so terminated, promptly after such termination the Purchaser will return or cause to be returned or destroyed all documents, work papers and other material, whether in written, electronic or other form (including all copies thereof), obtained from the Vendors, the Corporation or their respective agents and representatives in connection with this Agreement and not theretofore made public.

5.03  Actions to Satisfy Closing Conditions.

      Each of the Parties hereby agrees to take all such actions as are within its power to control and to use its best efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with all of the conditions set forth in Article 6.

5.04  Transfer of the Purchased Shares.

      The Vendors shall take all necessary and reasonable steps and proceedings to permit good title to their respective Purchased Shares to be duly and validly transferred and assigned to the Purchaser at the Time of Closing, free of all Encumbrances.

5.05  Request for Consents.

      The Vendors will use their reasonable commercial efforts to obtain, prior to Closing, all Consents which are required under the Contracts set forth in Schedules 3.21 and 3.22. Such Consents shall be upon such terms as are acceptable to the Purchaser, acting reasonably. The Purchaser will co-operate in obtaining such Consents.

5.06  Audited Financial Statements.

      The Vendors shall, prior to Closing and by no later than May 25, 2005, cause to be prepared and delivered to the Purchaser, at the cost and expense of the Vendors audited annual financial statements of the Corporation for the two years ended April 30, 2005 (collectively, the "Audited Financial Statements"), provided that if the Vendors has not delivered the Audited Financial Statements to the Purchaser by May 25, 2005, the parties may extend the date for delivery of the of the Audited Financial Statements and the Closing Date for an additional 30 days. This requirement is for the sole benefit of the purchaser and may be waived by the purchaser at their sole discretion.

5.07  Filings and Authorizations.

      Each of the Vendors and the Purchaser, as promptly as practicable after the execution hereof, (i) will make, or cause to be made, all such filings and submissions under all Laws applicable to it, as may be required for it to consummate the purchase and sale of the Purchased Shares in accordance with the terms of this Agreement; (ii) will use all reasonable efforts to obtain, or cause to be obtained, all Authorizations, approvals, consents and waivers from all Persons and Governmental Entities necessary or advisable to be obtained by it in order to consummate such transfer; and (iii) will use all reasonable commercial efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order for it to fulfill its obligations hereunder. The Vendors and the Purchaser will coordinate and cooperate with one another in exchanging such information and supplying such assistance as may be reasonably requested by each in connection with the foregoing.

5.08  Notice of Untrue Representation or Warranty.

      The Vendors or the Corporation, as the case may be, shall promptly notify the Purchaser upon any representation or warranty of the Vendors or the Corporation contained in this Agreement or any Ancillary Agreement becoming untrue or incorrect prior to the Time of Closing.

                                   ARTICLE 6 -
                              CONDITIONS OF CLOSING

6.01  Conditions for the Benefit of the Purchaser.

      The purchase and sale of the Purchased Shares is subject to the following conditions to be fulfilled or performed at or prior to the Time of Closing, which conditions are for the exclusive benefit of the Purchaser and may be waived in whole or in part by the Purchaser in its sole discretion:

      (1) Truth of Representations and Warranties of the Vendors. The representations and warranties of the Vendors contained in this Agreement or in any Ancillary Agreement shall be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date, and the Vendors shall also have executed and delivered a certificate to that effect. The receipt of such evidence and the Closing shall not be a waiver of the representations and warranties of the Vendors which are contained in this Agreement. Upon the delivery of such certificates, the representations and warranties of the Vendors in Article 3 shall be deemed to have been made on and as of the Closing Date with the same force and effect as if made on and as of such date.

      (2) Performance of Covenants by the Vendors. Each of the Vendors and the Corporation shall have fulfilled or complied with all covenants herein contained to be performed or caused to be performed by them at or prior to the Time of Closing, and the Vendors and the Corporation shall each have delivered a certificate to that effect. The receipt of such certificates and the Closing shall not be a waiver of the covenants of the Vendors and the Corporation which are contained in this Agreement.

      (3) Consents and Authorizations. All Consents and Authorizations and all other required consents and authorizations shall have been obtained on terms acceptable to the Purchaser, acting reasonably, in order to permit the Closing of the sale of the Purchased Shares on the terms and conditions set out in this Agreement without adversely affecting, or resulting in the violation or a breach of or a default under or any termination, cancellation, amendment or acceleration of any obligation under any licence, permit, Lease or Contract in connection with the Business.

      (4) Due Diligence. The Purchaser shall have completed its due diligence investigations in accordance with Section 5.02 to its satisfaction, in its sole and absolute discretion.

      (5) Non-Competition Agreements. Each of the Vendors, Avenue Pawn Brokers Inc. and 1530266 Ontario Limited shall have entered into non-competition agreements with the Corporation and the Purchaser whereby he covenants and agrees with the Purchaser and the Corporation that he will not, directly or indirectly: (i) for a period of 24 months from and after the Closing Date, either individually or in partnership or jointly or in conjunction with any person or persons, firm, association, syndicate, company or corporation (except the Purchaser or the Corporation), as principal, shareholder or employee, carry on, be engaged in, be interested in, be concerned with or be connected in any manner with the ownership, management or control of, any business enterprise which is competitive with the Business of the Corporation as now carried on or as now proposed to be carried on; or (ii) solicit any person having purchased products or services from the Corporation at any time during the sixty (60) months from and after the Closing Date. Subject to any cure provisions in the Promissory Note on which the Purchaser may rely, in the event that the Purchaser shall default in the payment of any amounts due and payable under the terms of the Promissory Note, the non-competition agreements entered into by each of the Vendors, Avenue Pawn Brokers Inc. and 1530266 Ontario Limited pursuant to this
Section 6.01(5) shall terminate upon such default and the Vendors, Avenue Pawn Brokers Inc. and 1530266 Ontario Limited shall be free thereafter to compete with either the Corporation or the Purchaser.

      (6) Deliveries. The Vendors shall have delivered or caused to be delivered to the Purchaser the following in form and substance satisfactory to the Purchaser, acting reasonably:

      (a) share certificates representing the Purchased Shares duly endorsed in blank for transfer, or accompanied by irrevocable security transfer powers of attorney duly executed in blank, in either case by the holders of record thereof;

      (b) certified copies of (i) the charter documents and extracts from the by-laws of the Corporation relating to the execution of documents;
            (ii) all resolutions of the board of directors of the Corporation approving the entering into of this Agreement and the completion of all transactions contemplated hereunder; (iii) all other instruments evidencing necessary corporate action of the Corporation with respect to such matters; and (iv) specimen signatures of the officers of the Corporation;

      (c) a certificate of status, compliance, good standing or like certificate with respect to each of the Corporation issued by appropriate government officials of the jurisdiction of its incorporation;

      (d)   the certificates referred to in Subsections 6.01(1) and (2);

      (e)   the non-competition agreements referred to in Subsection 6.01(5);

      (f) a favourable opinion of counsel to the Vendors and the Corporation in form and substance satisfactory to the Purchaser, acting reasonably;

      (g) all originals of the Corporate Records of the Corporation and access to the said Corporate Records;

      (h) evidence that all necessary steps and proceedings as approved by counsel for the Purchaser to permit all of the Purchased Shares to be fully and validly transferred to the Purchaser or its nominee(s) have been taken;

      (i) duly executed resignations effective as of the Time of Closing of each director and officer of the Corporation as the Purchaser may specify;

      (j) a release in favour of the Corporation of each of the Vendors and such officers and directors of the Corporation as the Purchaser may specify in form and substance satisfactory to the Purchaser, acting reasonably; and

      (k) all necessary assurances, transfers, assignments and consents, including all necessary Consents, and any other instruments necessary or reasonably required to effectively carry out the intent of this Agreement and any Ancillary Agreement and to transfer the Purchased Shares to the Purchaser, free and clear of all Encumbrances.

      (7) Board Approval. The Board of Directors of the Purchaser shall have approved the purchase of the Purchased Shares and the transactions contemplated hereby on the terms and conditions set forth in this Agreement.

      (8) Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement and any Ancillary Agreement shall be reasonably satisfactory in form and substance to the Purchaser and the Purchaser shall have received copies of all such instruments and other evidence as it may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

      (9) Change in Law. Since the date hereof, no Law, proposed Law, any change in any Law, or the interpretation or enforcement of any Law shall have been introduced, enacted or announced (including the introduction, enactment or announcement of any Law respecting taxes or environmental matters or any change therein or in the interpretation or enforcement thereof), the effect of which will be to prevent the closing of the transactions contemplated herein or to increase materially (i) the cost to the Purchaser of the completion of the transactions contemplated in this Agreement; or (ii) the cost of the Corporation of operating the Business after Closing on substantially the same basis as heretofore operated.

If any condition, obligation or covenant of the Vendors or the Corporation to be performed hereunder or under any Ancillary Agreement at or prior to the Time of Closing shall not have been fulfilled or performed by such time, the Purchaser may terminate this Agreement by notice in writing to the Vendors, and in such event the Purchaser shall be released from all obligations hereunder. The Vendors shall only be released from their obligations hereunder if the condition or conditions for the non-performance of which the Purchaser has terminated this Agreement are not reasonably capable of being performed or caused to be performed by the Vendors. Notwithstanding the foregoing, the Purchaser shall be entitled to waive compliance with any of such conditions, obligations or covenants in whole or in part if it sees fit to do so without prejudice to any of its rights of termination in the event of non-performance of any other condition, obligation, or covenant in whole or in part.

6.02  Conditions for the Benefit of the Vendors.

      The purchase and sale of the Purchased Shares is subject to the following conditions to be fulfilled or performed at or prior to the Time of Closing, which conditions are for the exclusive benefit of the Vendors and may be waived by the Vendors in their sole discretion:

      (1) Truth of Representations and Warranties of the Purchaser. The representations and warranties of the Purchaser contained in this Agreement or in any Ancillary Agreement shall be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date, and the Purchaser shall also have executed and delivered a certificate of a senior officer to that effect. The receipt of such evidence and the Closing shall not be a waiver of the representations and warranties of the Purchaser which are contained in this Agreement. Upon the delivery of such certificates, the representations and warranties of the Purchaser in Article 4 shall be deemed to have been made on and as of the Closing Date with the same force and effect as if made on and as of such date.

      (2) Performance of Covenants by the Purchaser. The Purchaser shall have fulfilled or complied with all covenants herein contained to be performed or caused to be performed by it at or prior to the Time of Closing, and the Purchaser shall have delivered a certificate of a senior officer to that effect. The receipt of such certificate and the Closing shall not be a waiver of the covenants of the Purchaser which are contained in this Agreement.

      (3) Truth of Representations and Warranties of Teleplus Enterprises. The representations and warranties of Teleplus Enterprises contained in this Agreement or in any Ancillary Agreement shall be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date, and Teleplus Enterprises shall also have executed and delivered a certificate of a senior officer to that effect. The receipt of such evidence and the Closing shall not be a waiver of the representations and warranties of Teleplus Enterprises which are contained in this Agreement. Upon the delivery of such certificates, the representations and warranties of Teleplus Enterprises in Article 4 shall be deemed to have been made on and as of the Closing Date with the same force and effect as if made on and as of such date.

      (4) Performance of Covenants by Teleplus Enterprises. Teleplus Enterprises shall have fulfilled or complied with all covenants herein contained to be performed or caused to be performed by it at or prior to the Time of Closing, and Teleplus Enterprises shall have delivered a certificate of a senior officer to that effect. The receipt of such certificate and the Closing shall not be a waiver of the covenants of Teleplus Enterprises which are contained in this Agreement.

      (5) Deliveries. The Purchaser shall have delivered or caused to be delivered to the Vendors the following in form and substance satisfactory to the Vendors, acting reasonably:

      (a) a certified cheque(s) payable to the Vendors and the issuance of the Promissory Note or as they may otherwise direct respectively the portion of the Purchase Price payable at Closing;

      (b) certified copies of (i) the charter documents and extracts from the by-laws of the Purchaser relating to the execution of documents;
            (ii) all resolutions of the board of directors of the Purchaser approving the entering into of this Agreement and the completion of all transactions contemplated hereunder; (iii) all other instruments evidencing necessary corporate action of the Purchaser with respect to such matters; and (iv) specimen signatures of certain of the officers of the Purchaser;

      (c) a certificate of status, compliance, good standing or like certificate with respect to each of the Purchaser and Teleplus Enterprises issued by appropriate government officials of the jurisdiction of its incorporation;

      (d)   the certificates referred to in Subsections 6.02(l), (2), (3) and
            (4);

      (e)   the Teleplus Guarantee;

      (f) a favourable opinion of counsel to the Purchaser in form and substance to the Vendors, acting reasonably;

      (g) a favourable opinion of counsel to Teleplus Enterprises in form and substance to the Vendors, acting reasonably;

      (h) a release in favour of the Vendors and officers and directors of the Corporation from the Corporation where such persons provided the release required pursuant to paragraph 6.01(5)(l); and

      (i) all necessary assurances, transfers, assignments and consents, including all necessary consents, and any other instruments necessary or reasonably required to effectively carry out the intent of this Agreement and any Ancillary Agreement and to transfer the agreed upon consideration to the Vendors, free and clear of all Encumbrances.

      (7) Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement and any Ancillary Agreement shall be reasonably satisfactory in form and substance to the Vendors and the Vendors shall have received copies of all such instruments and other evidence as it may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

      (8) Change in Law. Since the date hereof, no Law, proposed Law, any change in any Law, or the interpretation or enforcement of any Law shall have been introduced, enacted or announced (including the introduction, enactment or announcement of any Law respecting taxes or environmental matters or any change therein or in the interpretation or enforcement thereof), the effect of which will be to prevent the closing of the transactions contemplated herein.

If any condition, obligation or covenant of the Purchaser to be performed hereunder or under any Ancillary Agreement at or prior to the Time of Closing shall not have been fulfilled or performed by such time, the Vendors may terminate this Agreement by notice in writing to the Purchaser, and in such event the Vendors shall be released from all obligations hereunder. The Purchaser shall only be released from its obligations hereunder if the condition or conditions for the non-performance of which the Vendors has terminated this Agreement are not reasonably capable of being performed or caused to be performed by the Purchaser. Notwithstanding the foregoing, the Vendors shall be entitled to waive compliance with any of such conditions, obligations or covenants in whole or in part if it sees fit to do so without prejudice to any of its rights of termination in the event of non-performance of any other condition, obligation, or covenant in whole or in part.

6.03  Conditions Precedent.

      The purchase and sale of the Purchased Shares is subject to the following terms and conditions to be fulfilled at or prior to the Time of Closing, which conditions are true conditions precedent:

      (1) No Legal Action. No action or proceeding shall be pending or threatened by any Person in any jurisdiction, to enjoin, restrict or prohibit any of the transactions contemplated hereby or the right of the Corporation to conduct the Business after Closing on substantially the same basis as heretofore operated.

      If any conditions precedent in this Section 6.03 shall not have been fulfilled at or prior to the Time of Closing, this Agreement shall be terminated and the Parties shall be released from all obligations hereunder.

                                   ARTICLE 7 -
                                     CLOSING

7.01  Date, Time and Place of Closing.

      The completion of the transactions contemplated by this Agreement shall take place at the offices of Wildeboer Dellelce LLP, Toronto, Ontario, on the Closing Date at the Time of Closing, or at such other place, on such other date, and at such other time as may be agreed upon in writing between the Vendors and the Purchaser.

7.02  Closing Procedures.

      Subject to satisfaction or waiver by the relevant Party of the conditions of Closing set forth herein, at the Time of Closing the Vendors shall deliver actual possession of the Purchased Shares and the requisite instruments of conveyance and upon such delivery the Purchaser shall pay or satisfy the Purchase Price in accordance with Section 2.03. The transfer of possession of the Purchased Shares shall be deemed to take effect as at the Time of Closing.

7.03  Risk of Loss.

      If, prior to the Time of Closing, all or any part of the property or assets of the Corporation are destroyed or damaged by fire or any other casualty or shall be appropriated, expropriated or seized by any Governmental Entity or other lawful authority, the Purchaser shall have the option, exercisable by notice in writing given within five Business Days of the Purchaser receiving notice in writing from the Vendors of such destruction, damage, expropriation or seizure:

      (a) to reduce the Purchase Price by an amount equal to the cost of repair, or, if destroyed or damaged beyond repair, by an amount equal to the replacement cost of the assets forming part of the property or assets so damaged or destroyed and to complete the purchase; or

      (b) to complete the purchase without reduction of the Purchase Price, in which event all proceeds of an insurance or compensation for expropriation or seizure shall be payable to the Corporation and any right and claim of the Vendors to any such amounts not paid by the Closing Date shall be assigned to the Corporation; or

      (c) if all or a substantial portion of the property or assets are so destroyed or damaged, of terminating this Agreement and not completing the purchase, in which case all obligations of the Purchaser shall terminate forthwith upon the Purchaser giving notice as required herein.

                                   ARTICLE 8 -
             SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNITIES

8.01  Survival of Representations and Warranties.

      (1) The representations and warranties of the Vendors contained in this Agreement or any Ancillary Agreement shall survive the Closing and, notwithstanding such or any investigation made by or on behalf of the Purchaser, shall continue in full force and effect for the benefit of the Purchaser for a period of 36 months from the Closing Date and any claim in respect thereof (except a claim based on tax matters under Section 3.32 which shall continue until the expiry of the relevant reassessment periods, or a claim based on fraud which shall have no restriction) shall be made in writing within such time period.

      (2) The representations and warranties of the Purchaser and Teleplus contained in this Agreement or in any Ancillary Agreement shall survive the Closing and, notwithstanding such Closing or any investigation made by or on behalf of any of the Vendors, shall continue in full force and effect for the benefit of the Vendors for a period of 36 months from the Closing Date and any claim in respect thereof (except a claim based on fraud which shall have no restriction) shall be made in writing within such time period.

8.02  Indemnification in Favour of the Purchaser.

      Subject to Sections 8.04 and 8.05, the Vendors agree to jointly and severally indemnify and save each of the Purchaser, and its shareholders, directors, officers, employees, agents and representatives, (in respect of whom the Purchaser hereby acts as agent and trustee with respect thereto) harmless of and from any Claim or Loss suffered by, imposed upon or asserted against the Purchaser or the Corporation as a result of, in respect of, connected with or arising out of, under or pursuant to:

      (a) any failure of the Vendors to perform or fulfill any covenant of the Vendors under this Agreement or any Ancillary Agreement; and

      (b) any breach or inaccuracy of any representation or warranty contained in this Agreement or any Ancillary Agreement given by the Vendors.

8.03  Indemnification in Favour of the Vendors.

      (1) Subject to Sections 8.04 and 8.05, the Purchaser shall indemnify and save the Vendors harmless of and from any Claim or Loss suffered by, imposed upon or asserted against the Vendors as a result of, in respect of, connected with or arising out of, under or pursuant to:

      (a) any failure by the Purchaser to perform and fulfill any covenant of the Purchaser under this Agreement or any Ancillary Agreement; and

      (b) any breach or inaccuracy of any representation or warranty given by the Purchaser contained in this Agreement or in any Ancillary Agreement.

      (2) Subject to Section 8.04 and 8.05, Teleplus Enterprises shall indemnify and save the Vendors harmless of and from any Claim or Loss suffered by, imposed upon or asserted against the Vendors as a result of, in respect of, connected with or arising out of, under or pursuant to:

      (a) any failure by Teleplus Enterprises or the Purchaser to perform and fulfill any covenant of Teleplus Enterprises or the Purchaser under this Agreement or any Ancillary Agreement; or

      (b) any breach or inaccuracy of any representation or warranty given by Teleplus Enterprises or the Purchaser contained in this Agreement or in any Ancillary Agreement.

8.04  Indemnification Proceedings.

      (1) Any Party seeking indemnification under this Article (subject to the limitation contained in Section 8.05 (the "indemnified party") shall forthwith notify the Party against whom a claim for indemnification is sought hereunder (the "indemnifying party") in writing, which notice shall specify, in reasonable detail, the nature and estimated amount of the claim. If a claim by a third party is made against an indemnified party, and if the indemnified party intends to seek indemnity with respect thereto under this Article, the indemnified party shall promptly (and in any case within 30 days of such claim being made) notify the indemnifying party of such with reasonable particulars. The indemnifying party shall have 30 days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing and at its expense, the settlement or defence thereof, and the indemnified party shall cooperate with it in connection therewith; except that with respect to settlements entered into by the indemnifying party (i) the consent of the indemnified party shall be required if the settlement provides for equitable relief against the indemnified party, which consent shall not be unreasonably withheld or delayed; and (ii) the indemnifying party shall obtain the release of the indemnified party. If the indemnifying party undertakes, conducts and controls the settlement or defence of such claim (i) the indemnifying party shall permit the indemnified party to participate in such settlement or defence through counsel chosen by the indemnified party, provided that the fees and expenses of such counsel shall be borne by the indemnified party; and (ii) the indemnifying party shall promptly reimburse the indemnified party for the full amount of any loss resulting from any claim and all related expenses (other than the fees and expenses of counsel as aforesaid) incurred by the indemnified party. The indemnified party shall not pay or settle any claim so long as the indemnifying party is reasonably contesting any such claim in good faith on a timely basis. Notwithstanding the two immediately preceding sentences, the indemnified party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the indemnifying party.

      (2) With respect to third party claims, if the indemnifying party does not notify the indemnified party within 30 days after the receipt of the indemnified party's notice of a claim of indemnity hereunder that it elects to undertake the defence thereof, the indemnified party shall have the right, but not the obligation, to contest, settle or compromise the claim in the exercise of its reasonable judgment at the expense of the indemnifying party, provided that any such settlement or compromise shall be subject to the prior written consent of the indemnifying party, such consent not to be unreasonably withheld.

      (3) In the event of any claim by a third party against an indemnified party, the defence of which is being undertaken and controlled by the indemnifying party, the indemnified party will use all reasonable efforts to make available to the indemnifying party those employees whose assistance, testimony or presence is necessary to assist the indemnifying party in evaluating and in defending any such claims; provided that the indemnifying party shall be responsible for the expense associated with any employees made available by the indemnified party to the indemnifying party hereunder, which expense shall be equal to an amount to be mutually agreed upon per person per hour or per day for each day or portion thereof that such employees are assisting the indemnifying party and which expenses shall not exceed the actual cost to the indemnified party associated with such employees.

      (4) With respect to third party claims, the indemnified party shall make available to the indemnifying party or its representatives on a timely basis all documents, records and other materials in the possession of the indemnified party, at the expense of the indemnifying party, reasonably required by the indemnifying party for its use in defending any claim and shall otherwise cooperate on a timely basis with the indemnifying party in the defence of such claim.

      (5) With respect to any re-assessment for income, corporate, sales, excise, or other tax or other liability enforceable by Encumbrance against the property of the indemnified party, the indemnifying party's right to so contest shall only apply after such payment of such re-assessment or the provision of such security as is necessary to avoid an Encumbrance being placed on the property of the indemnified party.

8.05  Limitations.

      The obligation of indemnification set out in (i) Sections 8.02 and 8.03, shall be applicable only to the extent that any claims made thereunder, in the aggregate, exceed $10,000; and (ii) Sections 8.02 and 8.03 (except any claim based on tax matters under Section 3.32 which shall apply until the expiry of the relevant reassessment period, any claim based on fraud which shall have no restriction), shall be applicable only to the extent that a claim for indemnification is made within 36 months of the Closing Date.

8.06  Right of Set-Off

      To fund, in part or in whole, any claims made by the Purchaser under this
Article 8 against the Vendors, the Vendors agree that the Purchaser shall be entitled to set-off against amounts owing by it to the Vendors under Section 2.03, provided that any such set-off shall be made in accordance with this
Section 8.06. The Purchaser shall provide 5 days prior written notice of its intention to claim set-off under this section, and such written notice shall include all available particulars of the claim and a detailed calculation of the Purchaser's estimate of amounts owing to it under this Article 8. The amount of the proposed set-off shall represent a bona fide estimate of the quantum of damages to which the Purchaser claims entitlement under this Article 8. Pending final resolution of any disputed claim made by the Purchaser under this Section 8.06, the Purchaser shall be entitled to withhold the amount of such claim from any payment of due under Section 2.03. If the Purchaser and the Vendors are unable to agree as to the appropriate quantum to be set off by the Purchaser, the matter shall be settled in accordance with the provisions of Article 10.

8.07  Exclusion of Other Remedies.

      No Party shall have the right to bring any proceeding against any other Party for a breach of any representation, warranty, covenant or agreement contained in this Agreement, except for a proceeding brought in accordance with the provisions of this Article and Article 10 hereof. This provision is not intended to preclude any proceeding by any Party against any other Party based on a cause of action or right, including any statutory right, other than a cause of action in contract or tort for breach of a representation, warranty or agreement contained in this Agreement.

                                   ARTICLE 9 -
                             POST-CLOSING COVENANTS

9.01  Access to Books and Records.

      For a period of six (6) years from the Closing Date or for such longer period as may be required by applicable Law, the Purchaser covenants and agrees to retain all original accounting books and records relating to the Corporation for the period prior to the Closing Date. So long as any such books and records are retained by the Purchaser pursuant to this Agreement, the Vendors shall have the reasonable right to inspect and to make copies (at their own expense) of the same at any time upon reasonable request during normal business hours and upon reasonable notice for any proper purpose and without undue interference to the business operations of the Purchaser. The Purchaser shall have the right to have its representatives present during any such investigations.

9.02  Further Assurances.

      From time to time subsequent to the Closing Date, each Party shall at the request of any other Party execute and deliver such additional conveyances, transfers and other assurances as may be reasonably required effectively to carry out the intent of this Agreement and any Ancillary Agreement and to transfer the Purchased Shares to the Purchaser.

9.03  Assistance By Vendors.

      In order that the Corporation may, following the Closing, realize the full benefit of the Contracts, the Vendors will, at the request and expense and under the direction of the Purchaser, as the Purchaser shall specify,

      (a) cause 1530266 Ontario Limited to enter into a consulting agreement substantially in the form attached hereto as Schedule 9.03(a) pursuant to which 1530266 Ontario Limited will provide transitional assistance by, (i) making available to the Corporation during normal business hours that portion of the premises located at 2569 Jefferson Boulevard, Windsor, Ontario that will be necessary to operate the Business, and (ii) providing the services of its employees to the Corporation as is necessary to operate the Business, and to take all such action and do or cause to be done all such things as shall, in the opinion of the Purchaser, acting reasonably, be necessary or proper in order that the obligations of the Corporation may be performed in such manner that the value of such Contracts shall be preserved and shall enure to the benefit of the Corporation, and that the collection of moneys due and payable to the Corporation in and under the Contracts shall be received by the Corporation, and

      (b) promptly pay over to the Corporation any moneys collected after the Closing Date by or paid to the Vendors in respect of every such Contract.

      The Vendor will cause 1530266 Ontario Limited to provide the transitional assistance to the Purchaser pursuant to the consulting agreement referred to in
Section 9.03(a) above for a period of up to six (6) months from the Date of Closing at the discretion of the Purchaser, provided that 1530266 Ontario Limited shall provide the services, during normal business hours, of no less than two (2) key employees for a period of eight hours per day and the services of Damon Winney for a period of up to four hours per day.

                                  ARTICLE 10 -
                                   ARBITRATION

10.01 Best Endeavours to Settle Disputes.

      In the event of any dispute, claim, question or difference arising out of or relating to this Agreement or any agreement executed pursuant to this Agreement or any breach hereof, the parties hereto shall use their best endeavours to settle such dispute, claim, question or difference. To this effect, they shall consult and negotiate with each other, in good faith and understanding of their mutual interests, to reach a just and equitable solution satisfactory to all parties.

10.02 Arbitration.

      Except as is expressly provided in this Agreement, if the parties do not reach a solution pursuant to Section 10.01 within a period of 15 Business Days following the first notification in writing by any party to another party of any dispute, claim, question or difference, then upon written notice by any party to the others, the dispute, claim, question or difference shall be finally settled by arbitration in accordance with the provisions of the Arbitrations Act (Ontario) and any amendments thereto, based upon the following:

      (a) the arbitration tribunal shall consist of one arbitrator appointed by mutual agreement of the parties, or in the event of failure to agree within 10 Business Days, any party may apply to a judge of the Superior Court of Justice to appoint an arbitrator. The arbitrator shall be qualified by education and training to pass upon the particular matter to be decided;

      (b) the arbitrator shall be instructed that time is of the essence in proceeding with his determination of any dispute, claim, question or difference and, in any event, the arbitration award must be rendered within 30 days of the submission of such dispute to arbitration;

      (c)   the arbitration shall take place in Toronto, Ontario;

      (d) the arbitration award shall be given in writing and shall be final and binding on the parties, subject only to one appeal to another arbitration tribunal appointed pursuant to subsection 10.02(a), and shall deal with the question of costs of arbitration and all matters related thereto;

      (e) an appeal to a further arbitration tribunal of an arbitration award shall also be given in writing and shall be final and binding on the parties, not subject to any appeal and shall deal with the question of costs of arbitration and all matters related thereto; and

      (f) judgment upon the award rendered may be entered in any Court having jurisdiction, or, application may be made to such Court for a judicial recognition of the award or an order of enforcement thereof, as the case may be.

                                  ARTICLE 11 -
                                  MISCELLANEOUS

11.01 Notices.

      Any notice, direction or other instrument required or permitted to be given hereunder shall be in writing and given by delivering or sending it by telecopy or other similar form of communication addressed:

      (1)   to the Purchaser at:

            Teleplus Connect Corp.
            c/o Wildeboer Dellelce LLP
            1 First Canadian Place
            Suite 810
            Toronto, Ontario  M5X 1A9

            Attention:  Vaughn MacLellan

            Telephone: (416) 361-2932
            Telecopier: (416) 361-1790

         with a copy to:

            Wildeboer Dellelce LLP
            1 First Canadian Place
            Suite 810
            Toronto, Ontario  M5X 1A9

            Attention:  Vaughn MacLellan

            Telephone: (416) 361-2932
            Telecopier: (416) 361-1790

         (2) to the Vendors at:

            2569 Jefferson Boulevard
            Windsor, Ontario
            N8T 2W5

            Telephone:  (519) 948-2449
            Telecopier:  (519) 948-0847

         with a copy to:

            KIRWIN PARTNERS LLP
            423 Pelissier Street
            Windsor, Ontario  N9A 4L2

            Attention:  R. Paul Layfield

            Telephone: (519) 255-9840
            Telecopier: (519) 255-1413

      (3)   to the Corporation at:

            Avenue Reconnect Inc.
            2569 Jefferson Boulevard
            Windsor, Ontario
            N8T 2W5

            Attention: President

            Telephone: (519) 948-2449
            Telecopier: (519) 948-0847

Any such notice, direction or other instrument given as aforesaid shall be deemed to have been effectively given, if sent by telecopier or other similar form of telecommunications on the next Business Day following such transmission or, if delivered, to have been received on the date of such delivery. Any Party may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to the party at its changed address.

11.02 Publicity.

      Save as required by Law or by any stock exchange, none of the Parties shall issue any press release or make any other public statement or announcement relating to or connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior written approval of the other Parties to the contents and the manner of presentation and publication thereof. If disclosure is required by Law or by any stock exchange, the disclosing Party shall consult in advance with the other Parties and attempt in good faith to reflect such other Parties' concerns in the required disclosure.

11.03 Time of the Essence.

      Time shall be of the essence of this Agreement.

11.04 Brokers.

      The Vendors shall indemnify and save harmless the Purchaser from and against any Claims whatsoever for any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for the Vendors.

11.05 Third Party Beneficiaries.

      Each Party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person, other than the Parties hereto, and no Person, other than the Parties hereto, shall be entitled to rely on the provisions hereof in any action, suit, proceeding, hearing or other forum.

11.06 Enurement.

      This Agreement shall enure to the benefit of and be binding upon each of the Parties, their successors and any permitted assigns.

11.07 Counterparts.

      This Agreement may be executed in one or more counterparts, including execution by facsimile signatures or by electronic transmission and if so executed, each of the various counterparts shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

11.08 Joint and Several Liability.

      In the event that there is no Closing, for any reason whatsoever, and notwithstanding any other provision hereof, the Corporation shall be jointly and severally liable with each of the Vendors, as a principal and not as a surety, with respect to all of the representations, warranties, covenants, indemnities and agreements of the Vendors.

11.09 Knowledge.

      Where any representation or warranty contained in this Agreement or any Ancillary Agreement is expressly qualified by reference to the knowledge of the Vendors, or where any other reference is made herein or in any Ancillary Agreement to the knowledge of the Vendors, it shall be deemed to refer to the knowledge of each of the Vendors and the Corporation. Each of the Vendors hereby confirms that it has made due and diligent inquiry of such Persons (including appropriate officers of the Vendors and the Corporation) as it considers necessary as to the matters that are the subject of such representations, warranties or references.

11.10 Assignment.

      This Agreement may not be assigned by the Vendors without the prior written consent of the Purchaser. This Agreement may be assigned by the Purchaser without the consent of the Vendors, provided that any assignee enters into a written agreement with the Vendors to be bound by the provisions of this Agreement in all respects and to the same extent as the Purchaser is bound.

11.11 Non-Merger.

      Except as otherwise expressly provided in this Agreement, the covenants, representations and warranties of the Parties contained in this Agreement and the Ancillary Agreements shall not merge on and shall survive the Closing and, notwithstanding such Closing, or any investigation made by or on behalf of any Party, shall continue in full force and effect. Closing shall not prejudice any right of one Party against any other Party in respect of anything done or omitted hereunder or under any of the Ancillary Agreements or in respect of any right to damages or other remedies.

IN WITNESS WHEREOF this Agreement has been executed by the Parties as of the date first written above.

                                        TELEPLUS CONNECT CORP.

                                        Per:  /s/ Marius Silvasan
                                             Name: Marius Silvasan
                                             Title: CEO

___________________________________     /s/ Ronald W. Winney
Witness:                                RONALD W. WINNEY

___________________________________     /s/ Lance D. Peters
Witness:                                LANCE D. PETERS

___________________________________     /s/ Damon W. Winney
Witness:                                DAMON W. WINNEY


                                        TELEPLUS ENTERPRISES INC.

                                        Per:  /s/ Marius Silvasan
                                             Name: Marius Silvasan
                                             Title: CEO


                                        AVENUE RECONNECT INC.

                                        Per: /s/ Ronald W. Winney
                                             Name: Ronald W. Winney
                                             Title: President

                                Schedule 2.03(b)

                     Promissory Note and Security Agreement

Please see attached.

                               Schedule 2.05(1)(a)

                                 Excluded Assets

None.

                               Schedule 2.05(1)(b)

                              Excluded Liabilities

None.

                                  Schedule 3.12

                             Permitted Encumbrances

None.

                                  Schedule 3.16

                                 Authorizations

The following is a list of Authorizations previously given to the Purchaser by the Vendors:

1.    Business Name Registration Report (Ontario)
2.    Vendor Permit issued by Ontario Ministry of Finance
3. Certificate of Registration and Application for Registration as a Vendor with P.E.I. Provincial Treasury
4. Extra-Provincial Registration Application with P.E.I. Office of the Attorney General
5. Certificate of Registration with B.C. Ministry of Provincial Revenue and B.C. Social Services Tax Return Worksheet
6.    Application for Registration with Revenue Quebec re: Quebec Sales Tax
7.    Vendor's Licence with Saskatchewan Ministry of Finance
8. Retail Sales Tax Application with Manitoba Ministry of Finance and Vendor's Returns re: retail sales tax
9. Download from CRTC web site indicating that Avenue Reconnect Inc. is authorized to resell telephone services

                                  Schedule 3.18

                               Accounts Receivable

None.

                                  Schedule 3.21

                               Material Contracts

The following is a list of Material Contracts previously given to the Purchaser by the Vendors:

1. Settlement and Release Agreement dated April 29, 2005, between ACCPAC International Inc., Synergy Plus Solutions Inc. and Avenue's Local Phone Service

2. Referral Service Agreement dated July 17, 2004, between Avenue's Local Phone Service and Russell Howard

3. Agent Agreement and Terms of Business dated January 12, 2004, between Avenue's Local Phone Service and Michael Buchanan

4. E-mail from Bell Canada outlining provisions with respect to terminating in-house telephone service contract 5. Local Reseller Agreement dated January 8, 2004, between Avenue Pawnbrokers o/a Avenue's Local Phone Service and Aliant Telecom Inc. and Transfer of Responsibility Agreement re: name change to Avenue Reconnect Inc.

6. Local Reseller Agreement dated January, 2004, between Avenue Pawn Brokers Ltd. o/a Avenue's Local Phone Service and Saskatchewan Telecommunications

7. Non-Disclosure Agreement dated January 21, 2004, between Avenue Pawnbrokers o/a Avenue's Local Phone Service and TELUS Communications Inc. along with Change of Business Ownership request form, Transfer of Service Agreement and Credit Application

8. Local Reseller Agreement dated February 23, 2004, between Avenue Pawnbrokers o/a Avenue's Local Phone Service and MTS Communications Inc., along with Transfer of Service Agreement re: name change and Mutual Non-Disclosure Agreement dated February 23, 2004

9. Network Services and Platform Partner Agreement dated July 12, 2004, between Virtual-Switch.com and Avenue Reconnect Inc.

10.   Form of Reseller Agreement with XAS Group Inc.

11.   Form of Reseller Agreement for DCall with Goldline Telemanagement Inc.

12. Branded Prepaid Internet Services Agreement dated June 30, 2004, between Budget Dialup, Inc. and Avenue Reconnect Inc.;

13. Local Reseller Agreement dated April 30, 2005, between Bell Canada and Avenue Reconnect Inc.

                                  Schedule 3.22

                               Breach of Contracts

Network Services and Platform Partner Agreement dated July 12, 2004, between Virtual-Switch.com and Avenue Reconnect Inc.

                                  Schedule 3.23

                             Intellectual Properties

1.       Business Name Registration (Ontario): "Avenue's Local Phone Service"

2.       Web Sites:       www.nophone.ca
                          www.nophone.us

                                  Schedule 3.26

                              Financial Statements

Please see attached.

                                  Schedule 3.28

                              Capital Expenditures

None.

                                  Schedule 3.29

                Payments made since date of Financial Statements

Please see attached chart.

                                  Schedule 3.30

                                    Insurance

None.

                                  Schedule 3.33

                      Bank Accounts and Powers of Attorney

The Toronto-Dominion Bank
2110 Wyandotte St. W.
Windsor, Ontario


Accounts:       5201609
                5201005

Signing authorities:       Lance D. Peters
                           Damon W. Winney

Powers of Attorney:        None.

                                Schedule 9.03(a)

                              Consulting Agreements

Please see attached.